Exhibit 99.1

Pamrapo Announces Second Quarter Dividend

BAYONNE, NJ – 05/27/09 – Pamrapo Bancorp, Inc. (NASDAQ: PBCI) announced that, on May 26, 2009, its board of directors approved the following dividend for the second quarter of 2009: A cash dividend of $0.11 per share of its common stock, which represents a reduction from the first quarter of 2009 of $0.04 per share. The dividend is payable on June 26, 2009 to shareholders of record on June 12, 2009.

“The reduction of the dividend on our common stock will help further strengthen Pamrapo’s capital position. Our board believes this decision is prudent and proactive in the current economic environment,” said Interim President and Chief Executive Officer Kenneth D. Walter.

Pamrapo is a holding company whose principal subsidiary, Pamrapo Savings Bank, S.L.A., operates ten branch offices in Bayonne, Hoboken, Jersey City and Monroe, New Jersey.

Forward-Looking Statements

This press release may include certain forward-looking statements based on current management expectations. The actual results of Pamrapo Bancorp, Inc. (the “Company”) could differ materially from those management expectations. Factors that could cause future results to vary from current management expectations include, but are not limited to, general economic conditions, legislative and regulatory changes, monetary and fiscal policies of the federal government, changes in tax policies, rates and regulations of federal, state and local tax authorities, changes in interest rates, deposit flows, the cost of funds, demand for loan products, demand for financial services, competition, changes in the quality or composition of loan and investment portfolios of Pamrapo Savings Bank, S.L.A., the Company’s wholly-owned subsidiary, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services and prices. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

CONTACT

Robert A. Hughes

Investor Relations

201-339-4600